Exhibit 99.1

New Senior Secured Credit Facility

Concurrently with the closing of this offering, we will enter into a new credit agreement with Deutsche Bank AG New York Branch as administrative agent (the ‘‘New Senior Secured Credit Facility’’). Our New Senior Secured Credit Facility is expected to provide for senior secured financing consisting of a (i) $375.0 revolving credit facility, with a $25.0 million swingline subfacility and a $35.0 million letter of credit subfacility and (ii) $750.0 million term loan facility. The offering of the Notes is conditioned upon the execution of the credit agreement governing the New Senior Secured Credit Facility.